SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement [_] Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       ROSEDALE DECORATIVE PRODUCTS, LTD.

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:


[_] Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                        ROSEDALE DECORATIVE PRODUCTS LTD.
                               731 Millway Avenue
                        Concord, Ontario, Canada L4K 3S8

              NOTICE OF ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 29, 2002

                                                        Concord, Ontario, Canada
                                                                  October , 2002

         The Annual and Special Meeting of Stockholders (the "Annual and Special Meeting") of Rosedale Decorative Products Ltd., an Ontario, Canada corporation (the "Company"), will be held at the Holiday Inn, Yorkdale, 3450 Dufferin Street, Toronto, Ontario, Canada M6A 2V1 on , 2002 at 11:00 a.m. (local time) for the following purposes:

     1. To elect five directors to the Company's Board of Directors, each to hold office until his successor is duly elected and qualified or until his earlier resignation or removal (Proposal No. 1);

     2. To consider and act upon a proposal to sell the Company's wholly-owned subsidiary, Rosedale Wallcoverings & Fabrics Inc. to Alan Fine, the Company's Chief Executive Officer and Chairman of the Board (Proposal No. 2);

     3. To consider and act upon a proposal to ratify the Board of Directors' selection of Schwartz Levitsky Feldman as the Company's independent auditors for the fiscal year ending December 31, 2002 (Proposal No. 3); and

     4. To transact such other business as may properly come before the Annual and Special Meeting and any adjournment or postponement thereof.

         The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

         The Board of Directors has fixed the close of business on July 19, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual and Special Meeting and any adjournment or postponement thereof.

         All stockholders are cordially invited to attend the Annual and Special Meeting in person. However, whether or not you expect to attend the Annual and Special Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual and Special Meeting. If you send in your proxy card and then decide to attend the Annual and Special Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

         The full text of the special resolution corresponding to Proposal No. 2 is attached to this Notice as Exhibit A. Section 185 of the Business Corporations Act (Ontario) provides that a stockholder who dissents from the special resolution corresponding to Proposal No. 2 is entitled to be paid the fair value of his shares. See "Right to Dissent".

                                             By Order of the Board of Directors,

                                                             /s/ SIDNEY ACKERMAN

                                                                 Sidney Ackerman
                                                                       President


                                    IMPORTANT
                                    ---------
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                          THANK YOU FOR ACTING PROMPTLY

                            EXHIBIT A TO PROXY NOTICE



Special Resolution to be Submitted to Stockholders at the Annual and
Special Meeting of Stockholders relating to Proposal No. 2
--------------------------------------------------------------------------------

Be it resolved as a special resolution that:

1. The entering into of a Share Purchase Agreement between the Company and Alan Fine dated May 14, 2002 ("SPA") relating to the sale by the Company to Alan Fine of all of the issued and outstanding shares in the capital of Rosedale Wallcoverings & Fabrics Inc., a copy of which is appended hereto, and all transactions, proceedings and actions to be completed thereunder are hereby approved, ratified and adopted; and

2. Any director or officer of the Company be and s/he is hereby authorized and directed to execute on behalf of the Company any document required to be delivered pursuant to the SPA.

                        ROSEDALE DECORATIVE PRODUCTS LTD.
                               731 Millway Avenue
                        Concord, Ontario, Canada L4K 3S8


                                 PROXY STATEMENT

                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Rosedale Decorative Products Ltd., an Ontario, Canada corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual and Special Meeting of Stockholders (the "Annual Meeting") to be held at the Holiday Inn Yorkdale, 3450 Dufferin Street, Toronto, Ontario, Canada M6A 2V1 on , 2002 at 11:00 a.m. (local time), and any adjournment or postponement thereof. Only holders of record of the Company's common stock, no par value per share (the "Common Stock") on July 19, 2002 (the "Record Date") will be entitled to vote at the Meeting. At the close of business on the Record Date, the Company had outstanding 2,755,514 shares of Common Stock.

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to its exercise. Any proxy given is revocable prior to the Meeting by an instrument revoking it or by a duly executed proxy bearing a later date delivered to the President of the Company. Such proxy is also revoked if the stockholder is present at the Meeting and elects to vote in person.

         The Company will bear the entire cost of preparing, assembling, printing and mailing the proxy materials furnished by the Board of Directors to stockholders. Copies of the proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Company may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which the Company will bear.

         This Proxy Statement and the accompanying form of proxy is being sent or given to stockholders on or about , 2002.

         Stockholders of the Company's Common Stock are entitled to one vote for each share held. Such shares may not be voted cumulatively.

         Each validly returned proxy (including proxies for which no specific instruction is given) which is not revoked will be voted "FOR" each of the proposals as described in this Proxy Statement and, at the proxy holders' discretion, on such other matters, if any, which may come before the Meeting (including any proposal to adjourn the Meeting).

         Determination of whether a matter specified in the Notice of Annual and Special Meeting of Stockholders has been approved will be determined as follows. Those persons will be elected directors who receive a plurality of the votes cast at the Meeting in person or by proxy and entitled to vote on the election. Accordingly, abstentions or directions to withhold authority will have no effect on the outcome of the vote. For each other matter specified in the Notice of Annual and Special Meeting of Stockholders, the affirmative vote of a majority of the shares of Common Stock present at the Meeting in person or by proxy and entitled to vote on such matter is required for approval except with respect to Proposal No. 2 which requires a two-thirds majority of the votes cast at the Annual and Special Meeting of Stockholders. Abstentions will be considered shares present in person or by proxy and entitled to vote and, therefore, will have the effect of a vote against the matter. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the Meeting.

                      Summary Term Sheet for Proposal No. 2



         In Proposal No. 2, you are being asked to approve the sale of our wholly-owned subsidiary, Rosedale Wallcoverings & Fabrics Inc. to our Chairman of the Board and Chief Executive Officer, Alan Fine. The terms of the proposed transaction are as follows:

o The total purchase price to be paid is $1,224,000 (Cdn.) ($768,458 U.S.).
Such amount will be paid by the assumption of our obligation for severance obligations to Mr. Fine in the amount of $1,100,250 Cdn ($690,765 U.S.), and a cash payment of $123,750 Cdn ($77,693 U.S.).

o Upon the closing of the sale, Mr. Fine will resign as an officer and member of the Board of Directors of Rosedale Decorative Products Ltd.

o The pre-existing inter-company term loan due and owing by Rosedale Wallcoverings and Fabrics to Rosedale Decorative Products in the principal amount of approximately $696,000 Cdn ($437,000 U.S.) will be repaid by delivery of a lump-sum payment on the closing date in full settlement thereof in the amount of $400,000 Cdn ($251,130 U.S.), being the present value of the term loan accelerated to the closing date.

o The pre-existing loan due and owing by Rosedale Wallcovering and Fabrics to Sidney Ackerman in the face amount of approximately $486,000 Cdn ($305,000 U.S.) will be repaid in full on the closing date;

o The pre-existing loan due and owing by our wholly-owned subsidiary, Ontario Paint & Wallpaper Limited to Mr. Fine in the face amount of approximately $250,000 Cdn ($157,000 U.S.) will be repaid in full on the closing date. o In connection with the sale, Mr. Ackerman has agreed to purchase 375,000 shares of our common stock from Mr. Fine. As a result of such purchase, Mr. Ackerman will then be the beneficial owner of 923,781 shares of common stock representing 33.5% of the total shares outstanding.

Reason for the Transaction

         The background of the proposed transaction is rooted in disagreements in the direction of our businesses, growth and development as between Alan Fine and Sidney Ackerman. As Rosedale Decorative Products was essentially created as a holding company for its two independently operating subsidiaries, Rosedale Wallcoverings & Fabrics and Ontario Paint & Wallpaper, with both having responsibilities to the Board of Directors, it was determined that it was in the best interest of Rosedale Decorative Products to divest itself of Rosedale Wallcoverings & Fabrics, which would reduce the debt and also eliminate the contingent tax liability of approximately $830,000.


Risks

         The sale of the Rosedale Wallcoverings and Fabrics to Mr. Fine will significantly reduce the product lines and lines of business which we conduct. This decrease in diversification of our business could serve to magnify any downturns in the remaining business lines. In particular:
o Our ability to adjust to changes in consumer demand or economic shifts could be materially impacted.

o Based on the year ended December 31, 2001, our revenues would have decreased to $10,226,630 from $17,781,760 as a result of the sale of Rosedale Wallcoverings and Fabrics.

o Net losses for the period would have increased to $1,812,953 from $565,373, which includes a one-time loss on the sale of Rosedale Wallcoverings & Fabrics in the amount of $1,115,807.

o Although we received an independent evaluation of the value of Rosedale Wallcoverings and Fabrics, there can be no assurance that the value may not be higher to other purchasers. We did not seek bids from any purchaser other than Mr. Fine.

Right to Dissent

         We are subject to the provisions of the Business Corporations Act (Ontario)("OBCA"). You will have the right to dissent under section 185 of the OBCA if you are opposed to the sale of shares of Rosedale Wallcoverings & Fabrics to Mr. Fine and the sale is approved by a majority of the other stockholders. A copy of section 185 of the OBCA is annexed hereto as Exhibit B to which reference is made hereby.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS
Nominees

         At the Annual and Special Meeting, the stockholders will elect five (5) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual and Special Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with special resolutions of the Company previously approved authorizing the Board to do so.. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

         Assuming a quorum is present, the five nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted "FOR" the election of each of the five nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. In the event that Proposal No. 2 is approved, Mr. Fine will resign as a member of the Board, effective as of the closing of the transaction set forth in Proposal No. 2. In such event, the Board will appoint another member to fill Mr. Fine's vacancy.

         Name                       Age                       Position

         Alan Fine                  56               Chief Executive Officer and Chairman of the Board

         Sidney Ackerman            56               President and Director

         Norman G. Maxwell          54               Chief Financial Officer, Secretary, Treasurer and Director

         Ken Page                   40               Director

         Janet Hendry               64               Director - Nominee

         The following information with respect to the principal occupation or employment of each nominee for director, the principal business of the Company or other organization in which such occupation or employment is carried on, and such nominee's business experience during the past five years, has been furnished to the Company by the respective director nominees:

         Alan Fine has served as the Chief Executive Officer and Chairman of the Board of the Company since its inception in May 1997. In 1982, Mr. Fine founded Rosedale Wallcoverings & Fabrics Inc. and has served as the President of Rosedale Wallcovering & Fabrics Inc. since 1987. Mr. Fine has also served as the Secretary for Ontario Paint & Wallpaper Ltd. since 1978. From 1972 to 1977, Mr. Fine was the Manager of Wallpaper Distribution for Ontario Paint & Wallpaper Ltd.

         Sidney Ackerman has served as the President of the Company since its inception in May 1997. In 1971, Mr. Ackerman was responsible for the development of Ontario Wallcoverings which became the wallpaper distribution arm of Ontario Paint & Wallpaper Ltd. In June 1978, Mr. Ackerman was elected Director and Treasurer of Ontario Paint & Wallpaper Ltd. Since 1994, Mr. Ackerman has served as the President of Ontario Paint & Wallpaper Ltd.

         Norman G. Maxwell has been Chief Financial Officer and Operations Manager of the Company since its inception in May 1997 and has served as a director of the Company since May 1997. Prior thereto, since 1992, Mr. Maxwell has served as the Vice President of Finance with Ontario Paint & Wallpaper Ltd. From 1989 to 1992, Mr. Maxwell served as the Comptroller of Ontario. Mr. Maxwell has been in the wallcovering industry for over 20 years and has been a Certified Management Accountant since 1977.

        Ken Page has been a Director of the Company since June 1998. Since 1992, Mr. Page has been a partner of the law firm of Page Hill in Toronto, Ontario, Canada. Mr. Page graduated from the University of Western Ontario with an LLB in 1986 and was admitted to the bar in Ontario 1988.

          Janet Hendry is being nominated as a Director of the Company for the first time at the 2002 Annual Meeting. Ms. Hendry has been employed as a legal secretary for a lawyer involved in corporate and securities law for over 30 years. She is currently the Administrative Assistant to a private company engaged in mortgage financing. She is also the Corporate Secretary of Sterling Centrecorp Inc., a public company listed for trading on The Toronto Stock Exchange, involved in real estate investment and management services.


         Directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 2001, the Board of Directors of the Company held two meetings and did not act by unanimous written consent. No director attended fewer than 75% of the total number of meetings of the Board of Directors during the last fiscal year.

         The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee consists of two directors, Ken Page and Sidney Ackerman. Mr. Page is an independent director who is not a salaried officer of the Company. The purpose of the Compensation Committee is to review the Company's compensation of its executives, to make determinations relative thereto and to submit recommendations to the Board of Directors with respect thereto in order to ensure that such officers and directors receive adequate and fair compensation. The Compensation Committee is also responsible for administering the Company's 1998 Stock Option Plan. The Compensation Committee met one time during the last fiscal year.

          The Audit Committee will be composed of three directors, Ken Page, Norman Maxwell, and assuming her election to the Board, Ms. Hendry. Mr. Page and Ms. Hendry are considered to be independent directors for purposes of their service on the Audit Committee. The Audit Committee is responsible for the general oversight of audit, legal compliance and potential conflict of interest matters, including (a) recommending the engagement and termination of the independent public accountants to audit the financial statements of the Company,
(b) overseeing the scope of the external audit services, (c) reviewing adjustments recommended by the independent public accountant and addressing disagreements between the independent public accountants and management, (d) reviewing the adequacy of internal controls and management's handling of identified material inadequacies and reportable conditions in the internal controls over financial reporting and compliance with laws and regulations, and
(e) supervising the internal audit function, which may include approving the selection, compensation and termination of internal auditors. The Audit Committee met one time during the last fiscal year.

         Effective as of May 28, 1998, the Board of Directors adopted a charter for the Audit Committee detailing its duties and powers. A copy of the Audit Committee charter is included as Exhibit A to this Proxy Statement.

         The Audit Committee oversees the financial reporting process for the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviews the annual financial statements included in the annual report and filed with the Securities and Exchange Commission, as well as the unaudited financial statements filed with the Company's quarterly reports on Form 10-QSB.

         In accordance with Statements on Accounting Standards (SAS) No. 61, the Committee conducted discussions with management and the independent auditor regarding the acceptability and the quality of the accounting principles used in the reports. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the Committee has discussed with the independent auditor its independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1.

         The Committee has also met and discussed with management and its independent auditors issues related to the overall scope and objectives of the audits conducted, the internal controls used by the Company, and the selection of the Company's independent auditor. Additional meetings were held with the independent auditor, with financial management present, to discuss the specific results of audit investigations and examinations and the auditor's judgments regarding any and all of the above issues.

         Pursuant to the reviews and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and 2000 for filing with the Securities and Exchange Commission.

         The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Norman Maxwell at the Company's address set forth above.

                            COMPENSATION OF DIRECTORS

         Directors currently receive no cash fees for services provided in that capacity, but are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board or any committee thereof they attend. The Company is currently reviewing its policy on compensation of outside directors and may pay outside directors in the future.



                          RECOMMENDATION OF THE BOARD:
                           ---------------------------

    THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

         The proxy holders intend to vote the shares represented by proxies for all of the Board's nominees, except to the extent authority to vote for the nominees is withheld.




                          STOCK OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding ownership of the Company's Common Stock as of the Record Date, by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company, (iv) all directors and executive officers of the Company as a group.

-------------------------------------------------------------- ------------------- --------------------------

                                                                Shares of Common
                                                               Stock Beneficially   Approximate Percentage
                                                                     Owned              of Common Stock
Name                                                                                      Outstanding
-------------------------------------------------------------- ------------------- --------------------------
Sidney Ackerman(2)                                              516,726                          18.7%
Alan Fine (3)                                                   548,781                          19.9%
Rosalyn Fine (4)                                                201,219                           7.3%
Janis Ackerman                                                   77,758                           2.8%
Robert Ackerman                                                  77,758                           2.8%
Lauren Ackerman                                                  77,758                           2.8%
All Executive Officers and Directors
as a Group (two persons)                                      1,065,507                          38.7%
---------------------

(1) Unless otherwise indicated, the address is c/o Rosedale Decorative Products Ltd. 731 Millway Avenue, Concord, Ontario,
         Canada L4K 3S8.
(2) Does not include 233,274 shares of Common Stock held by the Janis Ackerman, Robert Ackerman and Lauren Ackerman. Includes 228,574 shares of Common Stock owned by 1369597 Ontario Inc., which is owned by Sidney Ackerman, Janis Ackerman, Robert Ackerman and Lauren Ackerman.

(3) Includes 404,706.5 shares of Common Stock owned by 1369598 Ontario Inc. of which Alan Fine and Rosalyn Fine are shareholders.
(4) Includes 57,143.5 shares of Common Stock owned by 1274152 Ontario, Inc. of which Rosalyn Fine is a 100% owner. Rosalyn Fine is the former wife of Alan Fine and the sister of Sidney Ackerman.



Voting Agreement

         Effective August 16, 1999, Sidney Ackerman, Alan Fine, The Ackerman Family Trust, 1274152 Ontario Inc., 1324864 Ontario Inc. and 454590 Ontario Limited (the "Shareholders"), entered into a Common Stock voting agreement. Pursuant to the terms of the voting agreement, each of the Shareholders agrees to vote all of their Shares unanimously in respect of any matter to be voted on at any meeting of the shareholders of the Company. In the event the Shareholders cannot express unanimity or any of them abstains from voting then the Shareholders agree to vote all of their Shares against such matter or withhold all of their votes in respect of such matter as applicable and to so instruct their proxies. The provisions of the voting agreement shall apply to any shares in the capital stock of the Company to which voting rights attach which may be issued to the Shareholders at any time during the term of the voting agreement and any shares in the capital stock of the Company which are issued in replacement of any shares or after acquired shares. The voting agreement does not apply to any shares that are sold or transferred to a Shareholder and does not apply to any shares that are sold or transferred to a third party in an arm's-length transaction. The voting agreement terminates upon Sidney Ackerman or Alan Fine being no longer employed by the Company or any of its subsidiaries or the date upon which any Shareholder divests itself of all shares in an arm's-length transaction for fair market consideration, whichever is earlier. There are 1,298,781 shares controlled by the voting agreement which represents 47.1% of the total shares outstanding.

         Information regarding ownership of certain beneficial owners and management will appear under the caption "Ownership of Securities" in the Information Statement and is incorporated herein by reference.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain summary information with respect to the compensation paid to the Company's Chief Executive Officer, and the Company's President, for services rendered in all capacities to the Company for the fiscal period ended December 31, 2001. Other than as listed below, the Company had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year:

                           Summary Compensation Table


                                                                                  Long-Term Compensation

                                                                               Awards                  Payouts

                                                                                        Securities             All
                                                                            Restricted  Underlying             Other
                                                       Other                Stock        Options/    LTIP      Compen-sation
                                                    Compen-sation           Award(s)       SARs      Payouts       ($)
Name              Position   Year (1)     Salary                   Bonus       ($)       (#)(1)(2)     ($)

Alan Fine(1)      Chief        2001     $ 198,528     $2,317       ----        ----        ----       ----      ----
                  Executive    2000     $ 207,043     $5,518       ----        ----        ----       ----      ----
                  Officer      1999     $ 161,529     $9,541       ----        ----       25,000      ----      ----

Sidney            President    2001     $ 198,528     $4,896       ----        ----        ----       ----      ----
Ackerman(1)                    2000     $ 207,043     $8,463       ----        ----        ----       ----      ----
                               1999     $ 161,529    $18,245       ----        ----       25,000      ----      ----
---------------- ---------- ---------- ----------- ------------ ---------- ----------- ------------ --------- ----------

(1) Reflects total compensation received from both the Company's Ontario and Rosedale subsidiaries. As the Company is located in Canada, the executives have been paid salaries of $307,500 Canadian dollar in 2001 ($205,000 U.S. based on an effective exchange rate of $1.50).
     The exchange rate used to calculate the Compensation of Executive
     Officers is the average exchange rate for the year 2001, which was $1.5489 Canadian per U.S. dollar.

(2) Options under the 1998 Plan were granted on August 19, 1999 at the most recent closing price of the Company's shares as traded on NASDAQ, specifically, $1.00 per share on August 18, 1999.

                       STOCK OPTIONS GRANTS AND EXERCISES

           No stock options were granted during the fiscal year ended December 31, 2001.

           The following table shows the value at December 31, 2001 of unexercised options held by the named executive officers:

                           Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

                                                                       Number of securities         Value of unexercised
                                                                      underlying unexercised       in-the-money options at
                                                                        options at fiscal            fiscal year-end ($)
                                                                           year-end (#)

           Name               Shares acquired on   Value Realized
                                 exercise (#)            ($)        Exercisable/unexercisable     Exercisable/unexercisable

Alan Fine, Chief Executive            0                   0                  25,000/0                       $0/0
Officer

Sidney Ackerman, President            0                   0                  25,000/0                       $0/0
---------------------------- --------------------- ---------------- --------------------------- ------------------------------


Employment Agreements

         In June 1998, Alan Fine and Sidney Ackerman both entered into five-year employment agreements with the Company. Alan Fine is retained as Chief Executive Officer of the Company at an annual salary of $205,000. Sidney Ackerman is retained as President of the Company at an annual salary of $205,000. The compensation committee presented to the board an annual salary increase to $205,000 for both executive officers retroactive to January 1, 2000. The board unanimously approved the increase.

         The employment agreements with Alan Fine and Sidney Ackerman provide that upon the death of any of the two employees that three years full salary will be paid to the employee's estate in a lump sum payment. The agreements also provide for reimbursement of reasonable business expenses.

         Alan Fine and Sidney Ackerman are entitled to bonuses of up to $10,000 each based on achieving sales, profitability and management goals as predetermined by the Board of Directors or compensation committee and other subjective criteria as determined by the Board of Directors or Compensation Committee.

         Alan Fine and Sidney Ackerman shall each receive $20,000 per year additional compensation, including car allowance, insurance and retirement savings with matched contributions by the Company and such other perquisites.

         Upon the resignation, or exercise of retirement option upon reaching the age of 60, the Company shall pay the employee a lump sum resignation allowance equal to three years salary plus equivalent in benefits. Based upon any wrongful termination of either Alan Fine or Sidney Ackerman, the Company shall pay the employee a lump sum resignation allowance of 5 years salary and equivalent in benefits.

         In the event that there is a change in control of the Company, through an acquisition where any person acquires more than 50% of the shares of the Company, an amalgamation, consolidation or merger with another corporation resulting in at least 50% of the voting shares of the surviving corporation being controlled by a new acquirer or the sale directly or otherwise of all of the assets of the Company to a third party in a non-distress situation, then the Company shall pay to Alan Fine and Sidney Ackerman a lump sum payment equal to the sum of one and one-half times their respective annual salaries paid or payable in respect of the most recently completed fiscal year.

Stock Option Plan

         The Company has adopted a Stock Option Plan (the "1998 Plan"), pursuant to which 750,000 shares of Common Stock are reserved for issuance.

         The 1998 Plan is administered by the Compensation Committee or the board of directors, who determine, among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of the options and the option exercise price.

         The 1998 Plan is for a period for ten years. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1998 Plan may be exercisable for up to ten years, may require vesting, and shall be at an exercise price all as determined by the board. Options will be non-transferable except to an option holder's personal holding company or registered retirement savings plan and are exercisable only by the participant during his or her lifetime.

         If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for three months from such occurrence but not beyond the option's expiration date. Other termination gives the participant three months to exercise, except for termination for cause, which results in immediate termination of the option.

         Options granted under the 1998 Plan, at the discretion of the compensation committee or the board, may be exercised either with cash, Common Stock having a fair market equal to the cash exercise price, the participant's personal recourse note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the Options with an authorization to the broker or selling agent to pay that amount to the Company, or any combination of the above.

         The exercise price of an option may not be less than the fair market value per share of Common Stock on the date that the option is granted in order to receive certain tax benefits under the Income Tax Act (Canada) (the "ITA"). The exercise price of all future options will be at least 85% of the fair market value of the Common Stock on the date of grant of the options. A benefit equal to the amount by which the fair market value of the shares at the time the employee acquires them exceeds the total of the amount paid for the shares or the amount paid for the right to acquire the shares shall be deemed to be received by the employee in the year the shares are acquired pursuant to paragraph 7(1) of the ITA. Where the exercise price of the option is equal to the fair market value of the shares at the time the option is granted, paragraph 110(1)(d) of the ITA allows a deduction from income equal to one quarter of the benefit as calculated above. If the exercise price of the option is less than the fair market value at the time it is granted, no deduction under paragraph 110(1)(d) is permitted. Options granted to any non-employees, whether directors or consultants or otherwise will confer a tax benefit in contemplation of the person becoming a shareholder pursuant to subsection 15(1) of the ITA.

         Options under the 1998 Plan must be issued within ten years from the effective date of the 1998 Plan.

         Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1998 Plan.

         The 1998 Plan may be terminated or amended at any time by the board of directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1998 Plan may not be increased without the consent of the shareholders of the Company.

TRANSACTIONS WITH MANAGEMENT

                  In 1995, Alan Fine, Chief Executive Officer of the Company and Sidney Ackerman, President of the Company each loaned funds to the Company's Ontario and Rosedale subsidiaries. As at December 31, 2001, the outstanding amounts of loans made by Alan Fine to Ontario and Rosedale were $156,888 and $381,972, respectively, and the outstanding amount of the loans made by Sidney Ackerman to Rosedale was $305,185. These loans are secured by a general security agreement on the personal property of Rosedale and Ontario and bear interest at a rate equal to the prime rate of interest charged by the National Bank of Canada plus 1.5% per annum and are payable on demand. Interest was waived for the year 2001.

         Alan Fine, Chief Executive Officer of the Company, and Sidney Ackerman, President of the Company, own all of the issued and outstanding capital stock of 966578 Ontario Inc., 1216748 Ontario Inc. and 976168 Ontario Inc. Sid Ackerman owns all of the issued and outstanding capital stock of 1369597 Ontario Inc. The Company leases space for its retail store, located in downtown Toronto, from 966578 Ontario Inc., 1216748 Ontario Inc. and 1369597 Ontario Inc. The leases call for rental payments in the amount of $15,495 per annum, plus general property taxes, payable in equal monthly installments of $1,291 for the property leased from 1216748 Ontario Inc. The lease for 966578 Ontario Inc. calls for rental payments in the amount of $18,835 per annum plus general property taxes, payable in equal monthly installments of $1,570. The lease for 1369597 Ontario Inc. calls for rental payments in the amount of $23,242 per annum plus general property taxes, payable in equal monthly installments of $1,937. The leases are for a five-year term.

         The Company has second mortgages from two related companies, 1216748 Ontario Inc. and 1217576 Ontario Inc., both of which are 50% owned by Sidney Ackerman, President and Alan Fine, Chief Executive Officer. The principal amount of the loans from 1216748 Ontario Inc. and 1217576 Ontario Inc. are $162,464 and $147,356, respectively. The mortgages are secured by land and buildings and bear interest at 9% per annum and are payable on demand.

         The Company has available credit facilities up to a maximum of $6,793,000, which bear interest at rates varying between the bank's prime rate plus 0.25% and prime plus 0.75%. The credit facilities are secured by general assignments of book debts, pledge of inventory under Section 427 of the Bank Act of Canada, general security agreements providing a first floating charge over all assets, guarantees and postponement of claims to a maximum of $1,570,000 from the Company and its subsidiaries, guarantees from affiliated companies up to $534,000, assignment of life insurance of $1,883,000 on the lives of two key officers and assignment of fire insurance.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2001, all Reporting Persons complied with all applicable filing requirements.

                                 PROPOSAL NO. 2

   APPROVAL OF SALE OF ROSEDALE WALLCOVERINGS & FABRICS INC. TO ALAN FINE, THE
          COMPANY'S CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

Proposed Transaction

         On May 14, 2002, the Company entered into a share purchase agreement with Alan Fine, the Company's Chief Executive Officer and Chairman of the Board (the "Share Purchase Agreement"), pursuant to which the Company agreed to sell its wholly-owned subsidiary, Rosedale Wallcoverings & Fabrics Inc. (the "Subsidiary") to Mr. Fine. The Share Purchase Agreement was unanimously approved by all members of the Company's Board of Directors (Ken Page, Greg Sichenzia and Norm Maxwell) except Mr. Fine and Mr. Ackerman, each of whom having recused himself from consideration of the matter. Pursuant to the terms of the Share Purchase Agreement, the Company and Mr. Fine jointly retained Klein Valuation Services Inc. ("Klein"), an independent valuation firm, to determine the fair value of the Subsidiary. Pursuant to its valuation report which is attached hereto as Exhibit A, Klein determined the fair value of the Subsidiary to be $1,224,000 Cdn ($768,458 U.S.). Upon the closing of the sale, Mr. Fine will resign as an officer and member of the Board of Directors of the Company. In connection with the transaction, the Subsidiary will assume an obligation of the Company for severance obligations to Mr. Fine in the amount of $1,100,250 Cdn ($690,765 U.S.), thereby reducing the cash purchase price to be paid to the Company to $123,750 Cdn ($77,693 U.S.). In addition, the Company, the Subsidiary, Mr. Fine, Sidney Ackerman (the Company's President), and various persons or entities affiliated with the foregoing parties have agreed to enter into transactions to further separate the business affairs of the Company and the Subsidiary. In particular, the parties have agreed to or have agreed to use their best efforts to eliminate various inter-company loans, guarantees and similar transactions. Of particular note:

o the pre-existing inter-company term loan due and owing by Subsidiary to the Company in the principal amount of approximately $696,000 Cdn ($437,000 U.S.) shall be repaid by delivery of a lump-sum payment from Subsidiary to the Company on the closing date in full settlement thereof in the amount of $400,000 Cdn ($251,130 U.S.), being the present value of the term loan accelerated to the closing date;
o the pre-existing loan due and owing by Subsidiary to Sidney Ackerman in the face amount of approximately $486,000 Cdn
         ($305,000 U.S.) will be repaid in full on the closing date;
o the pre-existing loan due and owing by the Company's wholly-owned subsidiary, Ontario Paint & Wallpaper Limited ("Ontario") to Mr. Fine in the face amount of approximately $250,000 Cdn
         ($157,000 U.S.) will be repaid in full on the closing date.

                  In connection with the foregoing transactions, Mr. Ackerman has agreed to purchase 375,000 shares of the Company's common stock from Mr. Fine. As a result of such purchase, Mr. Ackerman will then be the beneficial owner of 923,781 shares of common stock representing 33.5% of the total shares outstanding. In addition, Ken Page will also resign as member of the Board of Directors upon the closing of the sale due to the change in the structure in the company. Upon his resignation, his vacancy will be filled by another outside director to be appointed by the board.

                  No regulatory requirements must be complied with or approvals obtained prior to the completion of the sale, other than shareholder approval.

         As a result of the proposed transaction, the Company will use approximately $768,000 Cdn ($496,000 U.S.) of its losses carried-forward leaving a balance of approximately $1,723,000 Cdn ($1,082,000 U.S.), which will expire between 2006 and 2008.

Business of the Company

         The Company designs and distributes its owned branded wallcovering and designer fabric collections, as well as distributing other manufacturers' wallcoverings on a wholesale basis. Wallcoverings and fabrics sold under Company brand names are manufactured for the Company on an outsource basis by third party manufacturers. Design and distribution of Company brand wallcoverings is accomplished through its Rosedale subsidiary, and to an increasing extent, through its Ontario subsidiary. Wholesale distribution of other manufacturers' wallcoverings is accomplished through the Company's Ontario subsidiary.

         Sales of Company's name brand wallcoverings account for approximately 62% of the Company's total revenues and wholesale distribution of wallcoverings under non-company brand names accounts for approximately 18% of the Company's total revenues. Sales of designer fabrics account for approximately 10% of the Company's revenues and the Company's retail paint and wallpaper store generates approximately 10% of the Company's annual revenues.

         In 2001, the Company distributed approximately 27 Company brand wallcovering and fabric collections to approximately 10,000 to 20,000 retail wallpaper and paint stores worldwide. In addition, in 2001, the Company's Ontario subsidiary distributed approximately 66 non-Company brand wallcovering collections to approximately 1,500-2,000 home decorating stores in Canada.

Reasons for the Transaction

        The background of the proposed transaction is rooted in disagreements in the direction in the Company's businesses, growth and development as between Alan Fine and Sidney Ackerman. As the Company was essentially created as a holding company for its two independently operating subsidiaries, Rosedale Wallcoverings & Fabrics Inc. ("RWF") and Ontario Paint & Wallpaper Limited ("OPW"), Messrs. Fine and Ackerman began to discuss the possibility of effectively divesting the Company's interests in RWF in September 2001. The Company consulted with its auditors in order to analyze the impact of such divestiture on the Company. Each of the Company, Mr. Ackerman and Mr. Fine retained independent legal counsel to assist them in such discussions. Following the completion of the analysis, serious negotiations commenced as between the Company's independent board members' representative, Norman Maxwell, and Alan Fine and his advisors. Letters of Intent were executed in December 2001 and such letters formed the basis of the various agreements, which were executed in May 2002.

         Management considered the possibility of putting RWF on the public auction block but due to the specialized nature of the business that only companies already in the business (competitors) would be interested in Rosedale Wallcoverings & Fabrics , management decided against this for the following reasons:

o The wallcovering industry is extremely competitive; accordingly protecting the primary assets consisting largely of intellectual properties is inherently a risk-filled proposition. The Company's management was extremely concerned that a "public" sale of RWF would simply lead to competitors engaging in the due diligence process for no purpose other than to glean confidential information as to graphic patterns, future plans, employees, etc. Furthermore, the Company felt that any steps to protect against risks (such as non-disclosure agreements) would, in all practical terms, provide little security.
o The Company was also of the view that public disclosure of the proposed sale would lead to key employees becoming unnecessarily concerned and possibly leaving the Company's subsidiaries to find increased security elsewhere and in particular, with competitors of both OPW and RWF.
o The Company was well aware of RWF's poor financial performance in recent years and was of the view that its public sale would fetch a modest price.

o The price, which is being paid by Alan Fine, is essentially the best price the Company could reasonably secure in that if an arm's length buyer were to acquire RWF, the Company would in all instances be saddled with a substantial severance obligation owed to Mr. Fine. In the subject transactions, the settlement of such obligation forms a substantial part of the purchase price.

         Following the receipt of the independent valuation, the Company's independent board representative and counsel, Messrs. Fine and Ackerman and their respective independent legal counsel participated in the negotiations leading up to the execution of the definitive agreements.

         The terms of the various agreements were negotiated between Mr. Maxwell (acting for the Company) and Alan Fine on his own behalf. The terms were negotiated only upon the completion of the independent valuation.

         In addition to the considerations outlined above, the independent directors took the following factors into their deliberations:
o All parties were in agreement that any transaction, which was to be concluded, would have to lead to the separation of one of Mr. Ackerman or Mr. Fine from the Company.
o Given the comparative financial performance as between RWF and OPW over the past several years, it was preferable to have RDP divest itself of RWF as opposed to OPW.
o The majority of the independent directors were of the view that the short and long term prospects of OPW were better than those of RWF, even though on a pro forma basis, the sale of RWF would have increased the Company's losses for the year ended December 31, 2001 as the one time loss on the sale of Rosedale Wallcoverings & Fabrics would be recorded in the amount of $1,115,807.
o The historical evolution of RWF and OPW was such that each such companies was operated on a day-to-day basis by Mr. Fine and Mr. Ackerman, respectively, and that a sale of RWF which did not include Mr. Fine's separation from the Company, would have left him without any meaningful responsibilities in the Company which is already operated with a lean complement of human resources in addition to the very substantial severance package that would have to be ultimately paid.

     The Board of Directors believes the sale of the Subsidiary to Mr. Fine will permit the Company to better focus on Ontario, the division which the Board believes has the best prospects for growth and profitability in the future. Although the businesses of Ontario and the Subsidiary are interrelated, the opportunity to specialize in the business lines conducted by Ontario will sharpen the focus of management, permitting them to more effectively leverage the strengths of the retail and mass distribution markets. Ontario has already hired Malcolm Cooper and Shannon Jackman, internationally known designers, to develop lines for the world market. Malcolm Cooper has been a member of CMG (Color Marketing Group) since 1984 and has also served on the Board of Directors of CMG. Shannon Jackman has been a member of CMG since 1993. CMG is the premier international association for color and design professionals located in Alexandria, Virginia. Both Malcolm and Shannon are highly respected by their peers and fellow CMG members. Ontario intends to launch five additional collections in 2002, which could result in substantial additional sales.

Valuation

         In January, 2002, the Company engaged Klein Valuation Services, Inc. ("Klein") to determine the fair value of RWF. Klein, a Toronto, Ontario company, regularly engages provides independent business valuations and consultation services for small to mid-sized companies. Since its inception in 1992, Klein has provided valuations for more than 70 businesses. Klein has no affiliation or association with the Company or any of its officers or directors. Klein was chosen by the Company for its expertise in valuing companies of a size similar to RWF For its services, Klein was paid a fee of $8,000 Cdn ($5,165 U.S.).

      The Company instructed Klein to determine the fair value of RWF, using the most appropriate and accurate method. Klein was provided extensive information about the Company, RWF and their businesses and operations and financial information. Klein considered the two generally accepted approaches to value, the going-concern approach and the liquidation approach. Klein did not consider a liquidation approach to be applicable in this matter because it only provides an indication of value where the company's value is related to the disposition of its assets. The going concern approach is based on the premise that the value of the company is based on its ability to generate future income. Under a going concern approach, various valuation techniques can be used such as capitalization of earnings, capitalization of cash flows and discounting of cash flows, each of which is appropriate in its own special circumstances.

         The capitalization of after tax earnings involves multiplying after tax normalized earnings from operations by a capitalization rate reflecting the risk associated with achieving those earnings compared to alternative investments readily available in the marketplace and adding back any redundant assets. The capitalization of cash flows technique is a short form discounted cash flow whereby an appropriate capitalization rate is applied to indicated after-tax discretionary cash flows from operations. The present value of future tax savings associated with available capital cost allowances and eligible capital amounts along with the net realizable value of redundant assets on hand are added to the capitalized amount to derive an overall value for the business. Capitalization of after tax earnings was not appropriate in this situation as there were significant differences between operating cash flow and earnings due to the existence of significant non-cash expenses and significant annual capital requirements. Operating cashflow was therefore more representative of the Company's annual performance than earnings and therefore a better standard upon which to determine intrinsic value. The discounting of cash flows involves estimating future net discretionary cash flow on a year-by-year basis and discounting the cash flow estimates to present value using an appropriate rate of return. This technique is useful where cash flows are not expected to be consistent and stable from year to year such that a yearly analysis becomes more accurate. It attempts to specifically quantify the future prospects over the discount period through a forecast of prospective operating results, with the discount rate reflecting the risk of achieving the forecasted results. Discounted cash flow is traditionally used in companies where there is little history or there is going to be dramatic growth in the future. Neither were the case with this Company.

         The capitalization of cash flow approach is a more appropriate approach for the wall coverings and decorative fabrics industry and was used here because depreciation expense deducted from earnings does not approximate the sustaining capital reinvestment, which is more accurately deducted under a cash flow approach. This is to say that on an ongoing annual basis the Company uses more cash for capital purposes than would be booked as a depreciation expense. The capitalization of cash flows approach capitalizes maintainable after-tax cash flows at a rate of return reflecting the appropriate level of risk related thereto. As detailed in the report, maintainable after-tax cash flow was between $290,000 and $330,000. The capitalization rate utilized was between 25% and 33%, which translates to a cashflow multiple of between 3 times and 4 times. Based on the foregoing, Klein determined the fair value of RWF to be between $1,224,000
(Cdn) and $1,394,000 (Cdn.).

Risks

         The sale of the Subsidiary to Mr. Fine will reduce the product lines and lines of business conducted by the Company. This decrease in diversification of the Company's business could serve to magnify any downturns in the remaining business lines. In addition, the Company's ability to adjust to changes in consumer demand or economic shifts could be materially impacted. Based on the year ended December 31, 2001, the Company's revenues would have decreased to $10,226,630 from $17,781,760 as a result of the sale of the Subsidiary. Net losses for the period would have increased to $1,812,953 from $565,373 which includes a one time loss of $1,115,807 on the sale of Rosedale Wallcoverings & Fabrics.. The decrease in the size of the Company may also limit other opportunities otherwise available. Finally, although the Company received an independent evaluation of the value of the Subsidiary, there can be no assurance that the value may not be higher to other purchasers. The Company did not seek bids from any purchaser other than Mr. Fine.

Right to Dissent

         The Company is subject to the provisions of the Business Corporations Act (Ontario) ("OBCA"). Stockholders will have the right to dissent under section 185 of the OBCA if they are opposed to the sale of all of the issued and outstanding shares of Rosedale Wallcoverings & Fabrics Inc. to Alan Fine (the "Sale"). A copy of section 185 of the OBCA is annexed hereto as Exhibit B to which reference is made hereby. It is recommended that shareholders who wish to pursue their rights of dissent consult with their own legal advisors with respect to the procedures to be followed.

         Stockholders are entitled to dissent to the proposed Sale in accordance with the provisions of section 185 of the OBCA and to be paid the fair value of such shares if the Sale becomes effective.

         A stockholder may dissent only with respect to all of the shares of the Company held by such stockholder on behalf of any one beneficial owner and registered in the stockholder's name. A stockholder is not entitled to dissent with respect to shares of the Company if the stockholder votes any of such shares in favor of the Sale special resolution.

         In order for a stockholder to avail himself of the dissent rights set forth in section 185 of the OBCA, a stockholder must carefully comply therewith. A summary of such provisions follow but each stockholder is strongly recommended to review Exhibit B which contains the exact text of such provision.

         A dissenting stockholder must:

a. Send to the Company at 731 Millway Avenue, Concord, Ontario, Canada L4K 3S8 before the meeting or deliver to the Company at the meeting, a written objection to the Sale (the execution or exercise of a proxy does not constitute a written objection thereto);

b. Within 20 days after receipt from the Company that the special resolution authorizing the Sale (the "Sale Resolution") has been approved or, if the stockholder does not receive such notice within 20 days after learning that the Sale Resolution has been approved, send to the Company a written notice containing:

        i.       The stockholder's name and address;
        ii. The number of the Company's common shares in respect of which the stockholder dissents; and
        iii.     A demand for payment of the fair value of such shares; and

c. Within 30 days thereafter, send to the Company the certificates representing such shares. A dissenting stockholder, on sending the notice containing the demand for payment, ceases to have any other rights as a holder of such shares except where the dissenting stockholder withdraws such notice before the Company makes an offer to pay for such shares, or the Company fails to make such an offer and the dissenting stockholder withdraws the notice, or the directors revoke the Sale Resolution, in which case, the dissenting stockholder's rights are reinstated as the day on which the notice was sent demanding payment.

         The Company must, within 10 days after the Sale Resolution is approved, send to each holder of the Company's shares, who have filed the written objection referred to above, notice that the Sale Resolution has been approved.

The Company must also send an offer to the dissenting stockholder to pay for the his/its shares in an amount considered by the directors of the Company to be the fair value thereof not more than 7 days after the later of the effective date or the date of receipt of the dissenting stockholder's demand for payment. If such offer is accepted, payment must be made within 10 days after acceptance. Any such offer lapses if not accepted within 30 days after it is made. If the Company fails to make such an offer, or if the dissenting stockholder fails to accept the offer, the Company may, within 50 days after the effective date, or such further period as the court may allow, apply to the court to fix a fair value for the shares of the dissenting stockholder. If the Company fails to make such application, the dissenting stockholder may make a similar applications within a further period of 20 days or such further period as the court may allow.

         A stockholder who complies strictly with each of the steps required to dissent effectively is entitled to be paid the fair value of the common shares of the Company in respect of which he/it dissents, determined as of the close of business on the day prior to the Sale Resolution is approved by the stockholders of the Company.

         The foregoing is a summary only of the principal provisions of section 185 of the OBCA referred to above; the full text of which is set forth as Exhibit B to this proxy statement. Any stockholder desiring to exercise the right to dissent should seek legal advice since failure to strictly comply with such legislation may prejudice the rights of such stockholder.

Votes Required

         Approval of the Sale of Rosedale Wallcoverings & Fabrics Inc. by the Company to Alan Fine will require affirmation by not less than two thirds of the votes cast by holders of the Company's shares (including any shares held by Mr. Fine and his affiliates and associates). Notwithstanding securing the requisite approval, the directors of the Company may unilaterally terminate the Sale prior to it becoming effective.

         The Company's Board of Directors has carefully considered the foregoing factors and believes that the transaction is in the best interest of the Company's stockholders. The Board believes that the purchase price is fair and reasonable under the circumstances and in the current economic climate.

         For further information, see the pro forma financial information attached hereto as Exhibit C.

Adoption of Special Resolution

         In addition to generally approving the Sale of the Subsidiary as set forth above, the stockholders are being asked to approve the following resolutions:

Be it resolved as a special resolution that:

     1. The entering into of a Share Purchase Agreement between the Company and Alan Fine dated May 14, 2002 ("SPA") relating to the sale by the Company to Alan Fine of all of the issued and outstanding shares in the capital of Rosedale Wallcoverings & Fabrics Inc., a copy of which is appended hereto, and all transactions, proceedings and actions to be completed thereunder are hereby approved, ratified and adopted; and

     2. Any director or officer of the Company be and s/he is hereby authorized and directed to execute on behalf of the Company any document required to be delivered pursuant to the SPA.

                          RECOMMENDATION OF THE BOARD:

          THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF SALE OF ROSEDALE WALLCOVERINGS AND FABRICS INC. TO ALAN FINE, THE COMPANY'S CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD.

                                 PROPOSAL NO. 3

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Schwartz Levitsky Feldman, Chartered Accountants, has served as the operating subsidiaries independent auditors since 1994 and the Company's independent auditors since its inception in 1997 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2002. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors. Schwartz Levitsky Feldman has no interest, financial or otherwise, in the Company.

         Audit and Related Fees

                  Audit Fees. The aggregate fees billed by Schwartz Levitsky Feldman for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-QSB during that fiscal year were $95,000(Can$) ($61,334 U.S.).

                  Financial Information Systems Design and Implementation Fees. The Company did not engage Schwartz Levitsky Feldman to provide professional services to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

                  All Other Fees. The aggregate fees billed by Schwartz Levitsky Feldman for services rendered to the Company, other than the services covered in "Audit Fees" for the fiscal year ended December 31, 2001 were $18,725(Can$)($12,089 U.S.) which fees primarily relate to consulting matters.

         Representatives from the accounting firm of Schwartz Levitsky Feldman will be present at the Meeting will be afforded the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                          RECOMMENDATION OF THE BOARD:

         THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF SCHWARTZ LEVITSKY FELDMAN AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

         The proxy holders intend to vote the shares represented by proxies to ratify the appointment of Schwartz Levitsky Feldman as the Company's independent auditors for the fiscal year ending December 31, 2002, except to the extent authority to vote for such approval is withheld.


      DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Proposals of stockholders intended to be presented at next year's Annual Meeting of Stockholders must be received by Norman Maxwell at Rosedale Decorative Products, Ltd., 731 Millway Avenue, Concord, Ontario, Canada L4K 3S8, no later than April 1, 2003.



              AVAILABILITY OF CERTAIN DOCUMENTS REFERRED TO HEREIN

          This proxy statement refers to certain documents of the company that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner, to whom this proxy statement is delivered, upon oral or written request, without charge, directed to Norman Maxwell, Rosedale Decorative Products, Ltd., 731 Millway Avenue, Concord, Ontario, Canada l4K 3S8, telephone number (905) 669-8909. In order to ensure timely delivery of the documents, such requests should be made by August 10, 2002.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented to the Annual and Special Meeting. If any other business is properly brought before the Annual and Special Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

         It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

         The undersigned hereby certifies that the contents of, and the sending of, this Proxy Statement has been approved by the directors of the Company. The foregoing contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

                                             By Order of the Board of Directors,

                                                             /s/ Sidney Ackerman

                                                                 Sidney Ackerman
                                                                       President


Concord, Ontario
Canada
October   , 2002

PROXY                                                                      PROXY



                        ROSEDALE DECORATIVE PRODUCTS LTD.

        PROXY FOR ANNUAL AND SPECIAL MEETING TO BE HELD ON AUGUST 29,2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Alan Fine and Sidney Ackerman, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of Rosedale Decorative Products, Ltd. (the "Company"), which the undersigned would be entitled to vote, at the Company's Annual and Special Meeting of Stockholders to be held on August 29, 2002 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

         In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

         THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

IMPORTANT--This Proxy must be signed and dated on the reverse side.

                               THIS IS YOUR PROXY
                             YOUR VOTE IS IMPORTANT!


Dear Stockholder:

         We cordially invite you to attend the Annual and Special Meeting of Stockholders of Rosedale Decorative Products, Ltd. to be held at the Holiday Inn Yorkdale, 3450 Dufferin Street, Toronto, Ontario, Canada M6A 2V1 on , 2002 at 11:00 a.m. (local time).

         Please read the proxy statement which describes the proposals and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3


1.  ELECTION OF DIRECTORS --                         For                  Withhold
    Nominees:
         Alan Fine                                   [_]                     [_]
         Sidney Ackerman                             [_]                     [_]
         Norman G. Maxwell                           [_]                     [_]
         Ken Page                                    [_]                     [_]
         Janet Hendry                                [_]                     [_]

                                                     For         Against       Abstain
2.  Proposal to approve the sale of                  [_]            [_]           [_]
    Rosedale Wallcoverings & Fabrics Inc.
    to Alan Fine, the Company's Chief Executive
    Officer and Chairman of the Board
                                                     For         Against       Abstain
3.  Proposal to ratify Schwartz Levitsky              [_]            [_]          [_]
     Feldman as independent auditors.

If you plan to attend the Annual Meeting please mark this box    [_]

Dated: ______________________, 2002

Signature ______________________________________________________________________

Name (printed) _________________________________________________________________

Title __________________________________________________________________________
Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                    EXHIBIT B

The following pro-forma financial statements depict what the financial position of the Company will be after the sale of the division as specified in Proposal
2. The pro-forma statements remove all transactions related to the subsidiary and record the transactions of the actual sale.

Proposal No. 2, relates to the sale of our wholly-owned subsidiary, Rosedale Wallcoverings & Fabrics Inc. to our Chairman of the Board and Chief Executive Officer, Alan Fine. The terms of the proposed transaction are as follows:

     o The total purchase price to be paid is $1,224,000 (Cdn.) ($768,458 U.S.). Such amount will be paid by the assumption of our obligation for severance obligations to Mr. Fine in the amount of $1,100,250 Cdn ($690,765 U.S.), and a cash payment of $123,750 Cdn ($77,693 U.S.).

     o Upon the closing of the sale, Mr. Fine will resign as an officer and member of the Board of Directors of Rosedale Decorative Products Ltd.

     o The pre-existing inter-company term loan due and owing by Rosedale Wallcoverings and Fabrics to Rosedale Decorative Products in the principal amount of approximately $696,000 Cdn ($437,000 U.S.) will be repaid by delivery of a lump-sum payment on the closing date in full settlement thereof in the amount of $400,000 Cdn ($251,130 U.S.), being the present value of the term loan accelerated to the closing date.

     o The pre-existing loan due and owing by Rosedale Wallcovering and Fabrics to Sidney Ackerman in the face amount of approximately $486,000 Cdn ($305,000 U.S.) will be repaid in full on the closing date;

     o The pre-existing loan due and owing by our wholly-owned subsidiary, Ontario Paint & Wallpaper Limited to Mr. Fine in the face amount of approximately $250,000 Cdn ($157,000 U.S.) will be repaid in full on the closing date.


                                                 2001         Adjustment          Adjustment          Adjustment          Adjustment
                                              Audited           Number 1            Number 2            Number 3            Number 4
                                             $                   $                   $                   $                  $
                                                             (unaudited)         (unaudited)         (unaudited)         (unaudited)
ASSETS
                        CURRENT ASSETS

                                  Cash      1,897,453           (66,404)                   -             251,130              77,693
                   Accounts receivable      4,018,712        (1,903,355)             147,978                   -                   -
                             Inventory      5,462,180        (2,589,302)              17,125                   -                   -
    Prepaid expenses and sundry assets        883,580          (490,849)                   -                   -                   -
   Due from Rosedale Wallcoverings and              -            437,232                   -           (437,232)                   -
                          Fabrics Inc.
              Income taxes recoverable         41,858             11,301                   -                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

                                           12,303,783        (4,601,378)             165,103           (186,102)              77,693

  INVESTMENT IN ROSEDALE WALLCOVERINGS              -          1,148,543              14,204                   -         (1,162,747)
                      AND FABRICS INC.

                DEFERRED PRODUCT COSTS        559,329          (283,299)                   -                   -                   -

                 DEFERRED INCOME TAXES              -            123,807                   -                   -                   -

                  MORTGAGES RECEIVABLE        309,820                  -                   -                   -                   -

         PROPERTY, PLANT AND EQUIPMENT      3,392,450        (1,922,282)                   -                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

                                           16,565,382        (5,534,609)             179,307           (186,102)         (1,085,054)
                                       ===============      =============       =============      ==============     ==============



                                                 2001         Adjustment          Adjustment          Adjustment          Adjustment
                                              Audited           Number 1            Number 2            Number 3            Number 4
                                             $                   $                   $                   $                  $
LIABILITIES                                                  (unaudited)         (unaudited)         (unaudited)         (unaudited)

                   CURRENT LIABILITIES

                     Bank indebtedness      4,886,846        (2,544,116)                   -                   -                   -
 Accounts payable and accrued expenses      4,226,715        (1,910,666)             147,978                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

                                            9,113,561        (4,454,783)             147,978                   -                   -

     DUE TO STOCKHOLDERS AND DIRECTORS      1,150,573          (825,318)                   -                   -                   -

                 DEFERRED INCOME TAXES        281,140          (281,140)                   -                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

                                           10,545,274        (5,561,241)             147,978                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

STOCKHOLDERS' EQUITY

                          COMMON STOCK      5,029,355                  -                   -                   -                   -

            ADDITIONAL PAID-IN CAPITAL        142,314                  -                   -                   -                   -

  ACCUMULATED OTHER COMPREHENSIVE LOSS      (589,034)              (754)               (887)               5,274              30,753

                     RETAINED EARNINGS      1,437,473             27,386              32,216           (191,376)         (1,115,807)
                                       ---------------      -------------       -------------      --------------     --------------

                                            6,020,108             26,632              31,329           (186,102)         (1,085,054)
                                       ---------------      -------------       -------------      --------------     --------------

                                           16,565,382        (5,534,609)             179,307           (186,102)         (1,085,054)
                                       ===============      =============       =============      ==============     ==============

     ROSEDALE DECORATIVE PRODUCTS LTD.
   Proforma Consolidated Statements of
                            Operations
  For the year ended December 31, 2001
        and December 31, 2001 proforma
     (Amounts Expressed in US Dollars)
                                                 2001         Adjustment          Adjustment          Adjustment          Adjustment
                                              Audited           Number 1            Number 2            Number 3            Number 4
                                             $                   $                   $                   $                  $
                                                             (unaudited)         (unaudited)         (unaudited)         (unaudited)

                                 SALES     17,781,160        (7,965,232)             410,702                   -                   -

                         COST OF SALES     10,448,099        (4,801,863)             378,487                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

                          GROSS PROFIT      7,333,061        (3,163,369)              32,216                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

                    OPERATING EXPENSES

            General and administrative      2,555,952          (772,844)                   -                   -                   -
                               Selling      3,128,846        (1,361,921)                   -                   -                   -
                         Design studio        652,072          (395,497)                   -                   -                   -
    Book development costs (recovered)       (36,941)            260,613                   -                   -                   -
                          Amortization      1,086,667          (711,420)                   -                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

              TOTAL OPERATING EXPENSES      7,386,596        (2,981,070)                   -                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

                        OPERATING LOSS       (53,535)          (182,299)              32,216                   -                   -

   Cancellation fee - foreign exchange        214,668                  -                   -                   -                   -
            Loss on sale of subsidiary              -                  -                   -             191,376           1,115,807
                      Interest expense        255,914          (156,071)                   -                   -                   -
     Exchange loss on foreign exchange         41,992           (41,992)                   -                   -                   -
                             contracts
                                       ---------------      -------------       -------------      --------------     --------------

              LOSS BEFORE INCOME TAXES      (566,109)             15,765              32,216           (191,376)         (1,115,807)

               Income taxes (recovery)          (736)           (11,621)                   -                   -                   -
                                       ---------------      -------------       -------------      --------------     --------------

                              NET LOSS      (565,373)             27,386              32,216           (191,376)         (1,115,807)
                                       ===============      =============       =============      ==============     ==============
                                       ===============

  Net loss per common share, basic and         (0.20)
                               diluted
                                       ===============

     Weighted average number of common      2,757,995
                    shares outstanding
                                       ===============

     ROSEDALE DECORATIVE PRODUCTS LTD.
  Proforma Consolidated Balance Sheets
  As of December 31, 2001 and December
                     31, 2001 proforma
     (Amounts Expressed in US Dollars)

                                          Adjustment                 2001
                                            Number 5             Proforma
                                             $                   $
                                         (unaudited)          (unaudited)
ASSETS
                        CURRENT ASSETS

                                  Cash     (156,888)            2,002,984
                   Accounts receivable             -            2,263,335
                             Inventory             -            2,890,003
    Prepaid expenses and sundry assets             -              392,731
   Due from Rosedale Wallcoverings and             -                    -
                          Fabrics Inc.
              Income taxes recoverable             -               53,159
                                       -----------------------------------

                                           (156,888)            7,602,212

  INVESTMENT IN ROSEDALE WALLCOVERINGS             -                    0
                      AND FABRICS INC.

                DEFERRED PRODUCT COSTS             -              276,030

                 DEFERRED INCOME TAXES             -              123,807

                  MORTGAGES RECEIVABLE             -              309,820

         PROPERTY, PLANT AND EQUIPMENT             -            1,470,168
                                       -----------------------------------

                                           (156,888)            9,782,038
                                       ===================================



                                          Adjustment                 2001
                                            Number 5             Proforma
                                             $                   $
LIABILITIES                              (unaudited)          (unaudited)

                   CURRENT LIABILITIES

                     Bank indebtedness             -            2,342,730
 Accounts payable and accrued expenses             -            2,464,027
                                       --------------     ----------------

                                                   -            4,806,757

     DUE TO STOCKHOLDERS AND DIRECTORS     (156,888)              168,367

                 DEFERRED INCOME TAXES             -                    -
                                       --------------     ----------------

                                           (156,888)            4,975,124
                                       --------------     ----------------

STOCKHOLDERS' EQUITY

                          COMMON STOCK             -            5,029,355

            ADDITIONAL PAID-IN CAPITAL             -              142,314

  ACCUMULATED OTHER COMPREHENSIVE LOSS             -            (554,648)

                     RETAINED EARNINGS             -              189,892
                                       --------------     ----------------

                                                   -            4,806,913
                                       --------------     ----------------

                                           (156,888)            9,782,037
                                       ==============     ================

     ROSEDALE DECORATIVE PRODUCTS LTD.
   Proforma Consolidated Statements of
                            Operations
  For the year ended December 31, 2001
        and December 31, 2001 proforma
     (Amounts Expressed in US Dollars)
                                          Adjustment                 2001
                                            Number 5             Proforma
                                             $                   $
                                         (unaudited)          (unaudited)

                                 SALES             -           10,226,630

                         COST OF SALES             -            6,024,722
                                       --------------     ----------------

                          GROSS PROFIT             -            4,201,908
                                       --------------     ----------------

                    OPERATING EXPENSES

            General and administrative             -            1,783,108
                               Selling             -            1,766,925
                         Design studio             -              256,575
    Book development costs (recovered)             -              223,672
                          Amortization             -              375,247
                                       --------------     ----------------

              TOTAL OPERATING EXPENSES             -            4,405,526
                                       --------------     ----------------

                        OPERATING LOSS             -            (203,618)

   Cancellation fee - foreign exchange             -              214,668
            Loss on sale of subsidiary             -            1,307,183
                      Interest expense             -               99,843
     Exchange loss on foreign exchange             -                    -
                             contracts
                                       --------------     ----------------

              LOSS BEFORE INCOME TAXES             -          (1,825,312)

               Income taxes (recovery)             -             (12,357)
                                       --------------     ----------------

                              NET LOSS             -          (1,812,954)
                                       ==============     ================

  Net loss per common share, basic and                             (0.66)
                               diluted
                                                          ================

     Weighted average number of common                          2,757,995
                    shares outstanding
                                                          ================

The following is a reconciliation of the pro forma amounts attributable to the subsidiary that the company plans to sell to the information concerning that entity in the schedules in the independent appraisal for December 31, 2001. The reconciliation consists of two adjustments necessary for compliance with US GAAP as well as the translation to US dollars.

Rosedale Wallcoverings and Fabrics Inc.
Translation and adjustments to US dollars and US GAAP
December 31, 2001

                                                                       Conversion
                                                       Canadian        to US         Adjustment   Adjustment
                                                       Dollars         Dollars       Number 1     Number 2      Total
ASSETS
     Current Assets
            Cash                                                   -            -           -       66,404        66,404

            Accounts Receivables
                                                           3,031,664    1,903,355           -            -     1,903,355
            Inventory
                                                           4,124,240    2,589,302           -            -     2,589,302
            Prepaids Expenses and Sundry Assets
                                                             781,825      490,849           -            -       490,849
                                                       -------------------------------------------------------------------------
            Total Current Assets                           7,937,729    4,983,506           -       66,404     5,049,910


     Deferred Product Costs
                                                             451,238      283,299           -            -       283,299
     Capital Assets
                                                           3,061,811    1,922,282           -            -     1,922,282
                                                       -------------------------------------------------------------------------
                                                        $ 11,450,778   $7,189,087   $       -   $   66,404   $ 7,255,491


                                                       =========================================================================



LIABILITIES & SHAREHOLDERS' EQUITY
     Current Liabilities
            Bank Indebtedness
                                                        $  3,946,499    2,477,712           -       66,404     2,544,116
            Accounts Payable
                                                           2,978,266    1,869,830      40,835            -     1,910,665
            Income Taxes Payable
                                                              18,000       11,301           -            -        11,301
                                                       -------------------------------------------------------------------------
            Total Current Liabilities                      6,942,765    4,358,843      40,835       66,404     4,466,082

     Loan From Affiliated Company
                                                             220,063      138,161           -            -       138,161
     Due to Parent Company
                                                             696,423      437,232           -            -       437,232
     Loans From Directors
                                                           1,094,504      687,157           -            -       687,157
     Future Income Taxes
                                                             645,000      404,947           -            -       404,947
                                                       ---------------------------------------------------------- ----------------
                                                           9,598,755    6,026,340      40,835       66,404     6,133,579
                                                       -------------------------------------------------------------------------


     Foreign Currency Translation
                                                                   -         (403)      1,157            -           754
     Current Period Earnings
                                                              22,624       14,606     (41,992)           -       (27,386)
                                                       -------------------------------------------------------------------------

                                                              22,624       14,203      40,835            -        26,632
                                                       -------------------------------------------------------------------------

     Capital Stock
                                                                  40           25           -            -            25
     Opening Retained Earnings
                                                           1,829,359    1,148,518           -            -     1,148,518
                                                       -------------------------------------------------------------------------
                                                           1,829,399    1,148,543           -            -     1,148,543

                                                       -------------------------------------------------------------------------

                                                        $ 11,450,778   $7,189,087    $      0      $66,404    $7,255,491
                                                       =========================================================================


                                              Conversion
                                              to US         Adjustment
                                 12/31/2001   Dollars       Number 1           Total

Sales                          $12,337,348   7,965,232     -                  7,965,232
Cost of Sales
                                7,437,606    4,801,863     -                  4,801,863
                                -------------------------------------------------------------
Gross Profit
                                4,899,742    3,163,369     -                  3,163,369
Book Development Income, Net
                                403,663      260,613       -                  260,613
                                -------------------------------------------------------------
Gross Earnings
                                5,303,405    3,423,982     -                  3,423,982
                                -------------------------------------------------------------
Selling
   Commissions
                                318,461      205,605       -                  205,605
   Travel
                                203,231      131,210       -                  131,210
   Warehouse Wages
                                123,242      79,567        -                  79,567
   Bin Expense
                                730,609      471,695       -                  471,695
   Advertising and Promotion
                                145,636      94,025        -                  94,025
   Freight Out and Delivery, Net
                                154,033      99,447        -                  99,447
   Sales and Marketing Salaries
                                270,690      174,763       -                  174,763
   Automobile
                                82,779       53,444        -                  53,444
   Repairs and Maintenance
                                80,799       52,165        -                  52,165
                                -------------------------------------------------------------
                                2,109,480    1,361,921     -                  1,361,921
                                -------------------------------------------------------------
Administrative
   Administrative and
Management Salaries             388,140      250,591       -                  250,591
   Rent
                                294,059      189,850       -                  189,850
   Management Fees
                                -            -             -                  -
   Professional Fees
                                118,394      76,437        -                  76,437
   Office and General
                                84,968       54,857        -                  54,857
   Insurance and Taxes
                                66,678       43,049        -                  43,049
   Telephone and Facsimile
                                53,453       34,510        -                  34,510
   Computer
                                114,832      74,138        -                  74,138
   Utilities
                                40,105       25,893        -                  25,893
   Bad Debts
                                36,429       23,519        -                  23,519
                                -------------------------------------------------------------
                                1,197,058    772,844       -                  772,844
                                -------------------------------------------------------------

Design Studio
   Salaries
                                439,478      283,736       -                  283,736
   Computer
                                41,370       26,709        -                  26,709
   Design
                                73,653       47,552        -                  47,552
   Advertising and Promotion
                                -            -             -                  -
   Travel and Automobile
                                20,980       13,545        -                  13,545
   Office and General
                                29,232       18,873        -                  18,873
   Telephone and Facsimile
                                7,872        5,082         -                  5,082
   Recovery of Expenses
                                -            -             -                  -
                                -------------------------------------------------------------
                                612,585      395,497       -                  395,497
                                -------------------------------------------------------------
   Interest and Bank Charges
                                241,739      156,071       -                  156,071
   Loss on foreign exchange
                                -            -             41,992             41,992
   Amortization
                                1,101,919    711,420       -                  711,420
                                -------------------------------------------------------------
                                1,343,658    867,492       41,992             909,484
                                -------------------------------------------------------------
Earnings Before Income Taxes
                                40,624       26,228        (41,992)           (15,764)
   Income taxes
                                18,000       11,621        -                  11,621
                                -------------------------------------------------------------
Net Earnings                     $            $            -$                 -$
                                22,624       14,606        41,992             27,386
                                =============================================================

                                =============================================================

   ROSEDALE WALLCOVERINGS AND FABRICS INC.
   Adjustments
   December 31, 2001

   Adjustment                                      Number 1 To recognize
                                                   innefective portion of
                                                   foreign exchange contract as
                                                   required under US GAAP.

   Adjustment Number 2                             To reallocate cash balances
                                                   in accordance with US GAAP.

ROSEDALE DECORATIVE PRODUCTS LTD.
Proforma Consolidated Statements of Operations
For the period ended March 31, 2002 and March 31, 2002 proforma (Amounts expressed in US dollars)

                                                                                                          2002
                                                                   2002           Proforma            Proforma
                                                              Unaudited        Adjustments           Unaudited
                                                                                                  (see note 1)
                                                                     $                  $                   $

       SALES                                                  5,238,400        (2,461,761)          2,776,639

       COST OF SALES                                          3,274,191        (1,546,570)          1,727,621
                                                              ---------        -----------          ---------

       GROSS PROFIT                                           1,964,209          (915,191)          1,049,018
                                                              ---------        -----------          ---------

       OPERATING EXPENSES

           General and administrative                           675,883          (306,611)            369,272
           Selling                                              741,392          (335,108)            406,284
           Design studio                                        187,666           (93,386)             94,280
           Book development costs (recovered)                   (9,410)            56,458              47,048
           Amortization                                         286,979          (158,725)            128,254
                                                              ---------        -----------          ---------

       TOTAL OPERATING EXPENSES                               1,882,510          (837,372)          1,045,138
                                                              ---------        -----------          ---------

       OPERATING INCOME (LOSS)                                   81,699           (77,819)              3,880

           Interest expense                                     (50,449)           27,439              23,010
           Exchange loss on foreign exchange
              contracts                                          31,104           (31,104)                  -
                                                              ---------        -----------          ---------


       INCOME (LOSS) BEFORE INCOME TAXES                         62,354           (81,484)           (19,130)

           Income taxes (recovery)                               25,093           (32,621)            (7,528)
                                                              ---------        -----------          ---------

       NET INCOME (LOSS)                                         37,261           (48,863)           (11,602)
                                                              =========        ===========          =========

       Net earnings per common share,
           basic and diluted                                       0.01                                  0.00
                                                              =========                             =========

       Weighted average number of common
           shares outstanding                                 2,755,514                             2,755,514
                                                              =========                             =========

Adjustment:       To remove from the consolidated financial statements, the
                  financial statements of Rosedale Wallcoverings & Fabrics
                  Inc. as at March 31, 2002.

1.       BASIS OF PRESENTATION

         The proforma unaudited financial statements reflect the financial impact on the company which will result from the proposed sale of its subsidiary, Rosedale Wallcoverings & Fabrics Inc. as detailed in proposal 2 in the proxy statement.

         In addition, as a result of this transaction, the company will no longer have a contingent liability in the amount of $830,000 with respect to the tax assessments levied on Rosedale Wallcoverings & Fabrics Inc. in prior years.